Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-286004) of STAK Inc. (the “Company”) of our report dated October 21, 2026, relating to our audits of the consolidated balance sheets as of June 30, 2026 and 2025, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2026, and the related notes, included in the Company’s Annual Report on Form 20-F for the year ended June 30, 2026.

/s/ HTL International, LLC

Houston, Texas

October 21, 2026